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                                                                                                            Exhibit FS-5 CON

                                                           CONECTIV
                                         PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                            TWELVE MONTHS ENDED SEPTEMBER 30, 1999
                                       (Dollars in Thousands, Except Per Share Amounts)
                                                         (Unaudited)

     (Continued from the previous page)
                                                                             Excluding Write-
                                                                             Down of Peach      Write-down of
                                                                             Bottom Due To      Peach Bottom Due    Actual
                                                                             Deregulation       To Deregulation     Results
                                                                             ----------------------------------------------
EARNINGS (LOSS) APPLICABLE TO:
     Common stock
        Income before extraordinary item                                        $  114,056                        $ 114,056
        Extraordinary item, net of income taxes                                   (215,584)         (50,469)       (266,053)
           Total                                                                $ (101,528)     $   (50,469)      $(151,997)
     Class A common stock
        Income before extraordinary item                                        $   10,404                        $  10,404
        Extraordinary item, net of income taxes                                     (5,053)                          (5,053)
           Total                                                                $    5,351      $         -       $   5,351

Common Stock
     Average Shares Outstanding (000)
        Common stock                                                                96,739                           96,739
        Class A common stock                                                         6,316                            6,316

     Earnings (Loss) per average share - - basic and diluted
        Common stock
           Before extraordinary item                                            $     1.18                        $    1.18
           Extraordinary item                                                        (2.23)           (0.52)          (2.75)
               Total                                                            $    (1.05)     $     (0.52)      $   (1.57)
        Class A common stock
           Before extraordinary item                                            $     1.65                        $    1.65
           Extraordinary item                                                        (0.80)                           (0.80)
               Total                                                            $     0.85                        $    0.85
     Dividends declared per share
        Common stock                                                            $     1.21                        $    1.21
        Class A common stock                                                    $     3.20                        $    3.20
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